Exhibit 10.1

FOR IMMEDIATE RELEASE

Zebra Technologies to Acquire Navis

Acquisition enhances Zebra’s ability to deliver asset tracking and location solutions;

Company also announces acquisition of RTLS provider proveo

Vernon Hills, IL, October 15, 2007—Zebra Technologies Corporation (NASDAQ: ZBRA) today announced that it has agreed to acquire all of the shares of Navis Holdings, LLC, a global solutions provider for managing logistics, assets, inventories and cargo flows across the supply chain, for approximately $145 million in cash, subject to applicable post-closing adjustments. The transaction is expected to close during the fourth quarter of 2007 and is subject to expiration of the H-S-R waiting period and other customary closing conditions.

Headquartered in Oakland, CA, Navis provides solutions for marine terminals and other operations managing cargo in the supply chain. Founded in 1988, it was the first company to provide automated container terminal operating systems, which improve velocity and visibility of cargo movement through port and intermodal facilities. The Navis suite of products helps companies enhance productivity, efficiency and profitability by automating and integrating data input functions for real-time analysis and planning. These products unite various functions to streamline workflow and reduce overhead, administration and maintenance costs. Related services consist of product customization, installation, training, maintenance and global support. The company has a growing number of distribution centers using its yard management solution to track the movement of assets as well. Navis has more than 450 end user sites in operation in more than 50 countries.

In addition, Zebra announced that it extended its presence in the growing field of real-time location with the acquisition of all of the outstanding shares of proveo AG during the third quarter of 2007 for $16.3 million in cash. The acquisition builds on Zebra’s acquisition of WhereNet Corporation in January 2007. WhereNet is a global provider of active radio frequency identification (RFID) based real-time location systems (RTLS).

“Navis is an excellent platform for Zebra to provide end-to-end solutions that help its customers identify, locate and track assets through the supply chain,” stated Anders Gustafsson, Zebra’s chief executive officer. “It complements the real-time location and GPS capabilities of WhereNet and proveo. Together, these companies give Zebra the ability to deliver more high-value applications to customers in transportation, distribution and logistics. Our ability to combine software systems with integrated real-time RFID, RTLS and GPS asset identification will position Zebra as a more valued strategic technology provider. They will help Zebra continue to move toward offering industry-specific applications in high-growth emerging industries.”

“Our combination with Zebra Technologies will ensure that Navis continues to provide the highest levels of innovation and service our customers deserve and require,” said John Dillon, CEO, Navis. “This transaction will allow us to continue our extensive maritime focus as well as all of our strategic market initiatives. As a part of Zebra, Navis will benefit from Zebra’s financial strength, global reach, and engineering expertise.”

Zebra commented that 2007 revenues from Navis are expected to be approximately $60 million.

proveo Acquisition

Headquartered in Crailsheim, Germany, proveo provides a complete hardware and software system addressing the real-time requirements of ground handlers within the airport. Currently deployed on airport ground support equipment (GSE), proveo solutions deliver cost savings by getting vehicles where they’re needed, when they’re needed, for more efficient asset management, increased safety and security, quality enhancement and reduction of environmental impact. Using primarily GPS location and GPRS and Wi-Fi communication technologies, the proveo system helps reduce investment and operating costs. proveo’s real-time system is currently installed at airports in Frankfurt, Munich, London, Singapore and Dubai, among others.

“proveo adds to Zebra’s real-time location business, with highly complementary products, technologies and markets,” stated Phil Gerskovich, Zebra senior vice president for corporate development. “The company offers significant long-term growth opportunities in the deployment of automatic identification technologies for more effective GSE management to the more than 350 large and mid-sized airports around the world that operate a fleet of approximately 200,000 motorized vehicles.”

Mr. Gerskovich continued, “proveo now has access to Zebra’s broad technology portfolio to enhance its solution and deliver greater value to customers. At the same time, Zebra will be able to add proveo’s product platform to its capabilities, including those in ISO 24730 active RFID/RTLS, to offer new and deeper solutions in locating and tracking mobile assets such as forklifts in a variety of manufacturing and logistics venues.”

Forward-looking Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s sales forecast for Navis above. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra may elect to update forward-looking statements but expressly disclaims any obligation to do so, even if the company’s estimates change.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include market conditions in North America and other geographic regions and market acceptance of Zebra’s printer and software products and competitors’ product offerings and the potential effects of technological changes. Other factors include U.S. and foreign regulations that pertain to electrical and electronic equipment, including European directives relating to the collection, recycling, treatment and disposal of products and the reduction or elimination of certain specified materials in such products. Zebra’s failure to comply with these regulations may subject Zebra to penalties, prevent Zebra from selling its products in a certain country, or increase the cost of supplying the products. Profits and profitability will be affected by the company’s ability to control manufacturing and operating costs. Because of a large investment portfolio, interest rate and financial market conditions will also have an impact on results. Foreign exchange rates will have an effect on financial results because of the large percentage of our international sales. The outcome of litigation in which Zebra is involved, and particularly litigation or claims related to infringement of third party intellectual property rights, is another factor. Similar factors apply equally to Navis’ and proveo’s business. In addition, the acquisitions of Navis and proveo have risks relating to integrating these companies’ businesses and operations with Zebra’s. These and other factors could have an adverse effect on Zebra’s revenues, gross profit margins and results of operations and increase the volatility of our financial results. When used in this release and documents referenced, the words “anticipate,” “believe,” “estimate,” and “expect” and similar expressions, as they relate to the company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra’s Form 10-K for the year ended December 31, 2006, and the Risk Factors in Zebra’s Form 10-Q for the quarter ended June 30, 2007.

Zebra Technologies Corporation helps companies identify, locate and track assets, transactions and people with on-demand specialty digital printing and automatic identification solutions. In more than 100 countries around the world, more than 90% of Fortune 500 companies use innovative and reliable Zebra printers, supplies, RFID products and software to increase productivity, improve quality, lower costs, and deliver better customer service. Information about Zebra and Zebra-brand products can be found at http://www.zebra.com.

Conference Call Invitation

Investors are invited to listen to a live Internet broadcast of Zebra’s conference call discussing the Navis and proveo acquisitions. The conference call will be held at 11:00 AM Eastern Time, Tuesday, October 16, 2007. To listen to the call, visit the company’s Web site at www.zebra.com. To join the conference call, please dial: 706-645-9200; Conference ID 20400247; Leader: Charles Whitchurch. Please call several minutes before 11:00 AM Eastern Time.

Inquiries:

Investors:

Douglas A. Fox CFA

Director, Investor Relations

dfox@zebra.com

847-793-6735

Media:

Michelle Meek

Outlook Marketing Services

michelle@outlookmarketingsrv.com

312-873-3424

Zebra EMEA – Nigel Brown

nbrown@zebra.com

+44 (0)7884437061

Zebra proveo – kkm Tina Lochman

Tina.Lochman@proveo.de

+49 69 3085 5652